CERTIFICATE OF TRUST

                                       OF

                           THE MARSICO INVESTMENT FUND

                            a Delaware Business Trust


     This Certificate of Trust of The Marsico Investment Fund (the "Trust") is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Ann. Code tit. 12, Section 3801 et seq.) and sets forth the following:

         1.       The name of the Trust is:  The Marsico Investment Fund

         2. The business address of the registered office of the Trust and of the registered agent of the Trust is:

                           CT Corporation System
                           1209 Orange Street
                           Wilmington, Delaware 19801

         3.       This Certificate shall be effective upon filing.

         4. The Trust is a Delaware business trust to be registered under the Investment Company Act of 1940, as amended.

         5. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

         IN WITNESS WHEREOF, the undersigned, being all the trustees of the Trust, have duly executed this Certificate of Trust as of the 1st day of October, 1997.



                                                /s/Thomas F. Marsico,
                                                as Trustee and not individually


                                                /s/Christopher J. Marsico,
                                                as Trustee and not individually


                                                /s/Barbara M. Japha,
                                                as Trustee and not individually